Nelson Mullins Riley & Scarborough LLP
Attorneys and Counselors at Law
104 South Main Street / Ninth Floor / Greenville, SC 29601
Tel: 864.250.2300     Fax: 864.232.2925
www.nelsonmullins.com

August 1, 2018

FARO Technologies, Inc.
250 Technology Park
Lake Mary, Florida 32746

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to FARO Technologies, Inc. (the “Company”) in connection with the proposed registration by the Company of an additional 1,297,661 shares (the “Common Stock”) of the Company’s common stock, par value $0.001 per share, issuable under the FARO Technologies, Inc. 2014 Incentive Plan, as amended May 11, 2018 (the “Amended Plan”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). We have been advised that the Amended Plan was adopted and approved by the shareholders of the Company at a meeting of shareholders held on May 11, 2018.

The opinions contained in this letter (herein called “our opinions”) are based exclusively upon the Florida Business Corporation Act, as now constituted. We express no opinion as to the applicability of, compliance with, or effect of any other law or governmental requirement with respect to the Company.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon (i) statements and representations of officers and other representatives of the Company, including its general counsel and others, and (ii) factual information we have obtained from such other sources as we have deemed reasonable (including reliance on the Company’s calculation of the Newly Available Prior Plan Shares (as defined in the Registration Statement)). We have assumed that the Common Stock has not been sold under the Amended Plan prior to the effectiveness of the Registration Statement. We have assumed that if any issue of shares of Common Stock under the Amended Plan would constitute an affiliated transaction, it will have been approved by a majority of disinterested directors as contemplated by §607.0901(4)(a) of the Florida Business Corporation Act. We have assumed that sufficient authorized and unissued shares of Common Stock will remain available for issuance under the Amended Plan. We have also assumed that, within a reasonable time after issue of shares of Common Stock under the Amended Plan, the Company will send the shareholders a written statement of the information required on certificates.

For purposes of this opinion, we have relied without any independent verification upon factual information supplied to us by the Company and the accuracy of the factual information contained in the Company’s filings with the Commission. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentences was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosure necessary to prevent such information from being misleading.

Based upon and subject to the foregoing, we hereby advise you that in our opinion, when the shares of Common Stock registered under the Registration Statement and issuable under the Amended Plan shall have been issued as authorized by the Company in accordance with the Amended Plan, and when appropriate certificates representing such shares shall have been duly executed and have been registered and issued by the Company’s registrar or, if applicable, when book entry shares shall have been duly registered on the books of the Company’s transfer agent and registrar, upon receipt of the consideration to be received therefor (and provided that the board of directors of the Company, or a duly authorized committee thereof, shall have determined that such consideration is adequate), such shares of Common Stock will be validly issued, fully paid and non-assessable.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally; (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); (iii) public policy considerations which may limit the rights of parties to obtain certain remedies; or (iv) any laws except the Florida Business Corporation Act. Our advice on any legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

This opinion is being rendered to be effective as of the effective date of the Registration Statement, and we hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the shares of Common Stock registered under the Registration Statement.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present Florida Business Corporation Act be changed by legislative action, judicial decision or otherwise, should there be factual developments which might affect any matters or opinions set forth herein or for any other reason. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

Nelson Mullins Riley & Scarborough LLP

/s/ Nelson Mullins Riley & Scarborough LLP